EXHIBIT 99.1

Northrim BanCorp, Inc
Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp Posts First Quarter Profit of $1.9 Million or $0.29 per Share

ANCHORAGE, AK—April 21, 2010—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported a profit of $1.90 million, or $0.29 per diluted share in the first quarter ended March 31, 2010, compared to $1.95 million, or $0.30 per diluted share in the fourth quarter of 2009 and $1.96 million, or $0.31 per diluted share in the first quarter a year ago.

Financial Highlights (at or for the quarter ended March 31, 2010, compared to March 31, 2009)

•	Northrim remains well-capitalized with Tier 1 Capital/risk adjusted assets at 14.31%, up from 13.98% in the immediate prior quarter and 13.60% in the first quarter a year ago.

•	Northrim’s total tangible common equity to total tangible assets at quarter end was 10.56%, up from 9.85% a year earlier.

•	These ratios above do not reflect any government investment in Northrim as the company elected not to participate in the Capital Purchase Program sponsored by the U. S. Treasury in 2008.

•	The net interest margin (NIM) for the first quarter of 2010 increased to 5.34% up from 5.20% for the first quarter of 2009.

•	Book value per share grew 5% to $17.60 per share and tangible book value grew 6% to $16.20 per share from the prior year.

•	Nonperforming assets declined to $31.6 million, or 3.20% of total assets at March 31, 2010, compared to $35.3 million, or 3.56% of total assets a year ago.

•	The allowance for loan losses totaled 2.17% of gross loans at March 31, 2010, compared to 1.97% a year ago.

•	Northrim continues to pay a quarterly cash dividend which provides a yield of approximately 2.4% at current market share prices.

“The continuing profitability of the Northrim franchise, which has had positive financial results for more than eighteen years, is noteworthy in any environment and particularly in today’s volatile economic environment,” said Marc Langland, Chairman, President and CEO of Northrim BanCorp, Inc. “We continue to develop our banking franchise, improve capital and operating results, and contribute to the Alaska communities that we serve.”

Alaska Economic Update

Alaska’s economy continues to be healthier than the nation as a whole, with the third lowest levels of delinquencies and second lowest level of foreclosed homes of all 50 states in the country, according to the fourth quarter 2009 National Mortgage Bankers Association survey of delinquencies and foreclosures for 1-4 unit residences. Alaska also leads the nation by a large margin in having the lowest levels of subprime loans either delinquent or in foreclosure. The national rate for all subprime loans delinquencies was 27.8% and there is no other state in the country less than 20%; however, in Alaska only 11.3% of subprime mortgage loans are delinquent.

Though Alaska is doing better than the rest of the nation in these important indicators, both the U.S. and Alaska continue to have higher than average delinquency rates. At the end of 2009, 4.8% of all residential mortgage loans were delinquent in Alaska up from 3.8% a year ago. This delinquency rate was a 0.3% decline from the third quarter and the first improvement in five quarters. Nationally, delinquencies were 10.4% at the end of 2009, up from 8.6% a year ago. Total foreclosures in Alaska at December, 2009 were 1.4%, up from 0.9% one year earlier. Nationally, total foreclosures have grown to 4.6% at December 2009, up from 3.3% at December 2008.

Commercial real estate in Alaska also remains strong according to Per Bjorn-Roli, an MAI professional appraiser, in his April 2009 report on the Anchorage commercial real estate market to the Building Owners and Managers Association (“BOMA”). The report noted that overall vacancy rate for office space in the greater Anchorage area was 7.4% in December 2009, less than half the vacancy rate for commercial real estate in most cities in the lower 48 states. The report also explained that assessed values for office properties for 2010 throughout Anchorage have generally increased by 2% to 5% over 2009 levels. Chris Stephens, CCIM was quoted in the Anchorage Daily News on December 13, 2009, saying: “Warehouse space has a low vacancy rate of about 3%....Retail is generally tight, with only a 4% vacancy, with larger blocks of space available in a few locations accounting for about a quarter of the vacancies. Land prices have flattened after a steady increase for the past 10 years.”

Northrim Bank recently launched the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. With contributions from economists, business leaders, policy makers and everyday Alaskans, Alaskanomics aims to engage readers in an ongoing conversation about our economy, now and in the future. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit www.northrim.com and click on the “About Alaska” tab.

Asset Quality and Balance Sheet Review

Northrim’s total assets declined below $1.0 billion at the quarter ending March 31, 2010 to $988.6 million, down from $1.0 billion at December 31, 2009, and $992.6 million a year ago.

The loan portfolio decreased 5% to $646.9 million at the end of March 2010 from $682.9 million a year ago, with fewer construction and development projects and declines in commercial loans partially offset by growth in commercial real estate loans. About 85% of the portfolio consists of loans made to customers in the greater Anchorage market and 15% are in the Fairbanks market.

At March 31, 2010, commercial loans accounted for 38% of the loan portfolio and commercial real estate loans accounted for 46% of the loan portfolio, 50% of which are owner-occupied. Construction and land development loans, which accounted for 8% of the loan portfolio at March 31, 2010, are down 35% to $54.2 million from $83.5 million a year ago, reflecting the maturing of projects funded in past years, the reduction in new project starts in the past two years, and the transfer of projects to Other Real Estate Owned (OREO).

Nonperforming assets at March 31, 2010, declined by $3.7 million year-over-year and decreased $3.2 million from the preceding quarter. The risk profile of the portfolio improved as a result of the following developments:

•	Loans measured for impairment decreased to $44 million at March 31, 2010, compared to $46.3 million at December 31, 2009, and $69.9 million in the first quarter a year ago.

•	All construction and development projects in OREO are substantially complete and are being marketed.

•	The $7.0 million condominium conversion project in Anchorage that moved into OREO last quarter continues to generate rental income producing an average yield of approximately 6%. Of the 68 original units, 20 condos have been sold and 42 are rented, providing positive cash flow for the project.

•	Net charge-offs in the first quarter of 2010, totaled $437,000, or 0.27% annualized of average loans, as compared to net charge-offs of $910,000, or 0.52% annualized of average loans during the first quarter of 2009. The lower level of net charge-offs reflect the $400,000 recovery generated from a commercial loan.

•	Restructured loans decreased to zero at March 31, 2010, compared to $3.8 million at December 31, 2010, and $1.2 million in the first quarter a year ago. The $1.2 million in restructured loans at March 31, 2009, moved to a nonaccrual status at June 30, 2009, and have remained in nonaccrual loans through the quarter ending March 31, 2010. The $3.8 million restructured loan at December 31, 2009, was transferred to a performing status at March 31, 2010, as the loan is current and at current market rates.

•	Sales of OREO continued during the quarter ending March 31, 2010, with 11 properties sold for an aggregate of $2 million, generating a $70,000 net gain over current carrying value.

•	The coverage ratio of the allowance to nonperforming loans increased to 90.25% at March 31, 2010, compared to 74.94% at December 31, 2009 and 61.85% in the first quarter a year ago.

“Asset quality continues to improve at a steady pace with the level of total assets measured for impairment now almost half of what it was at September 30, 2008,” said Joe Beedle, President of Northrim Bank. “Rental income from OREO added over $200,000 to operating income in the first quarter and we are continuing to book modest gains on OREO sales.”

At the end of the first quarter, nonperforming loans totaled $15.6 million, or 2.41% of total loans, compared to $17.5 million, or 2.67% of total loans at December 31, 2009, and $21.6 million, or 3.18% of total loans a year ago. Total nonperforming assets were $31.6 million, or 3.20% of total assets at March 31, 2010, compared to $34.8 million, or 3.47% of total assets three months earlier, and $35.3 million, or 3.56% of total assets a year ago. Approximately 73% of the nonperforming assets at March 31, 2010 were construction and land development projects, 13% were commercial loans, 12% were commercial real estate loans, and the remainder were consumer loans. Nonperforming assets consist of nonaccrual loans, accruing loans 90 days or more past due, restructured loans, and OREO.

The allowance for loan losses was $14.0 million, or 2.17% of total loans at the end of the first quarter of 2010, compared to $13.4 million, or 1.97% of total loans a year ago.

Investment securities totaled $173.7 million at the end of the first quarter of 2010, up 21% from $143.1 million a year ago. At March 31, 2010, the investment portfolio was comprised of 73% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 14% Alaskan municipality, utility, or state agency securities, 11% corporate bonds, and 1% each for a U.S. Treasury Note and stock in the Federal Home Loan Bank of Seattle. “Our investment securities have an estimated duration of two years at current market rates and are managed to provide for both high credit quality and low interest rate risk while contributing moderately to income and supporting liquidity. The securities portfolio is not positioned to generate any more than a modest contribution to income or margin, because we believe interest rates are more likely than not to rise over the next few years. Consequently, we prefer to maintain short maturities in this environment,” said Joe Schierhorn, Chief Financial Officer.

Total deposits decreased to $835.1 million at March 31, 2010, compared to $853.1 million at December 31, 2009, and $841.6 million a year ago, reflecting a 26% decline in time deposits. “Our customers predominately favor short-term maturities for time deposits, and as a result almost all of our CDs mature in a year or less,” said Chris Knudson, Chief Operating Officer.

Noninterest-bearing demand deposits at March 31, 2010, increased 8% from a year ago and account for 31% of total deposits. Interest-bearing demand deposits at the end of March 2010 grew 11% year-over-year reflecting customer preferences for flexibility of these accounts over both the Alaska CD and money market accounts. The Alaska CD (a flexible certificate of deposit program) grew just 2% and savings account balances were up 16% from a year ago. Money market balances were flat from year ago levels while time deposit balances fell 26% compared to the first quarter a year ago. At the end of the first quarter of 2010, demand deposits accounted for 31% of total deposits, interest-bearing demand accounts were 14%, savings deposits were 8%, money market balances accounted for 15%, the Alaska CD accounted for 13% and time certificates were 18% of total deposits. “We do not have any brokered deposits or public funds in our deposit base, which contributes to our margin and profitability,” Knudson noted.

Shareholders’ equity increased 6% to $112.4 million, or $17.60 per share, at March 31, 2010, compared to $106.2 million, or $16.76 per share, a year ago. Tangible book value per share was $16.20 at March 31, 2010, compared to $15.30 a year earlier. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.31% at March 31, 2010.

Review of Operations

“As anticipated, the wave of mortgage refinancing activity that boosted other operating income in 2009 did not continue into the first quarter of 2010,” Knudson noted. “In fact, we posted a loss of $73,000 from our mortgage affiliate which is more in line with the historical trends for this highly seasonal business. The income contribution of $848,000 from the mortgage affiliate in the first quarter a year ago was unusually high due to the low interest rate environment and the refinance activity it created.” As a result, revenue (net interest income plus other operating income) declined 4% year-over-year to $14.2 million in the first quarter of 2010, compared to $14.8 million in the first quarter a year ago. First quarter 2010 net interest income, before the provision for loan losses, grew 1% year-over-year to $11.3 million from $11.2 million in the first quarter of 2009.

Northrim’s net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 5.34% in the first quarter of 2010, compared to 5.20% in the first quarter a year ago. “With core deposits representing 82% of total deposits, our net interest margin continues to be one of the highest in the country according to the Uniform Bank Performance Report,” said Beedle. Net recoveries of interest on nonperforming assets contributed one basis point to the net interest margin in the first quarter of 2010, compared to net reversals of interest that reduced the net interest margin in the first quarter of 2009 by eight basis points. The net interest margin also benefited from a lower overall costs of funds, which was improved, in part, by the prepayment of $9.9 million in high cost borrowings in the third quarter of 2009 that reduced interest expense by $116,000 in the first quarter of 2010.

The loan loss provision in the first quarter of 2010 totaled $1.4 million, compared to $2.2 million in the fourth quarter of 2009 and equal to the loan loss provision in the first quarter a year ago.

Total other operating income decreased 3% for the first quarter ending March 31, 2010 and 20% for the year compared to the same periods a year ago due to lower contributions from Northrim’s mortgage affiliate and purchased receivables division which were partially offset by a $281,000 gain on sale of securities. Other operating income contributed $2.86 million in the first quarter of 2010 compared to $2.95 million in the fourth quarter of 2009 and $3.59 million in the first quarter a year ago.

Purchased receivable income fell 59% to $314,000 in the first quarter of 2010 from $758,000 in the first quarter a year ago. This income decreased primarily because several large customers paid off their purchased receivable balances due to the sale of all or a portion of their operations. Electronic banking income increased 29% to $400,000 in the first quarter of 2010, compared to $310,000 in the first quarter of 2009 due to an increase in the electronic banking transactions by a larger number of deposit customers. Employee benefit plan revenue grew to $421,000 for the first quarter of 2010, compared to $366,000 for the first quarter of 2009, due to the additional customers utilizing this product line.

Operating expenses in the first quarter of 2010 increased 3% compared to the fourth quarter ending December 31, 2009 and decreased 3% from the first quarter a year ago. First quarter 2010 overhead expenses were $10.2 million up from $9.9 million in the fourth quarter of 2009 and $10.5 million in the first quarter a year ago.

The efficiency ratio during the first quarter of 2010 was 71.21% compared to 70.74% a year ago. The efficiency ratio, calculated by dividing noninterest expense, excluding intangible asset amortization expense, by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring/asset based lending division in Washington. The Bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC. In June 2009, Northrim Bancorp was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.northrim.com

Sources include the http://www.adn.com/2009/12/12/1053218/commercial-real-estate-market.html the State of Alaska Department of Labor and the Uniform Bank Performance Report (UBPR) filed with the Federal Financial Institutions Examination Council (FFIEC). Anchorage AK CRE Market Watch from BOMA report prepared by Reliant LLC April 2010

Income Statement

(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ending				
	March 31, 2010	December 31, 2009	Three Month % Change	March 31, 2009	One Year % Change
Interest Income:					
Interest and fees on loans	$11,422	$12,158	-6%	$12,058	-5%
Interest on portfolio investments	1,329	1,147	16%	1,154	15%
Interest on overnight investments	23	39	-41%	75	-69%
Total interest income	12,774	$13,344	-4%	13,287	-4%
Interest Expense:					
Interest expense on deposits	1,275	1,306	-2%	1,721	-26%
Interest expense on borrowings	195	201	-3%	390	-50%
Total interest expense	1,470	1,507	-2%	2,111	-30%
Net interest income	11,304	11,837	-5%	11,176	1%
Provision for loan losses	1,375	2,200	-38%	1,375	0%
Net interest income after provision for loan losses	9,929	9,637	3%	9,801	1%
Other Operating Income:					
Service charges on deposit accounts	700	714	-2%	703	0%
Employee benefit plan income	421	457	-8%	366	15%
Electronic banking income	400	418	-4%	310	29%
Purchased receivable income	314	400	-22%	758	-59%
Gain on sale of securities	281	-	NA	-	NA
Equity in earnings (loss) from mortgage affiliate	(73)	352	-121%	848	-109%
Other income	820	604	36%	605	36%
Total other operating income	2,863	2,945	-3%	3,590	-20%
Other Operating Expense:					
Salaries and other personnel expense	5,620	5,285	6%	5,451	3%
Occupancy expense	919	898	2%	915	0%
Equipment expense	273	331	-18%	304	-10%
Insurance expense	558	449	24%	805	-31%
Marketing expense	439	366	20%	318	38%
OREO expense, including impairment	372	424	-12%	404	-8%
Professional and outside services	242	370	-35%	545	-56%
Intangible asset amortization expense	76	76	0%	82	-7%
Other expense	1,665	1,692	-2%	1,704	-2%
Total other operating expense	10,164	9,891	3%	10,528	-3%
Income before provision for income taxes	2,628	2,691	-2%	2,863	-8%
Provision for income taxes	702	649	8%	827	-15%
Net income	1,926	2,042	-6%	2,036	-5%
Less: Net income attributable to the noncontrolling interest	26	96	-73%	81	-68%
Net income attributable to Northrim BanCorp	$1,900	$1,946	-2%	$1,955	-3%
Basic EPS	$0.30	$0.31	-3%	$0.31	-3%
Diluted EPS	$0.29	$0.30	-3%	$0.31	-6%
Average basic shares	6,385,760	6,367,520	0%	6,393,589	0%
Average diluted shares	6,468,310	6,449,876	0%	6,393,589	1%

Balance Sheet

(Dollars in thousands, except per share data)

(Unaudited)	March 31, 2010	December 31, 2009	Three Month % Change	March 31, 2009	One Year % Change
Assets:					
Cash and due from banks	$18,920	$19,395	-2%	$24,236	-22%
Overnight investments	59,259	47,326	25%	55,345	7%
Portfolio investments	173,686	187,447	-7%	143,148	21%
Loans:					
Commercial loans	248,732	248,195	0%	278,459	-11%
Commercial real estate	298,887	301,816	-1%	269,721	11%
Construction loans	54,238	62,573	-13%	83,490	-35%
Consumer loans	47,391	45,168	5%	49,136	-4%
Other loans	246	85	189%	257	-4%
Unearned loan fees	(2,577)	(2,798)	-8%	(2,354)	9%
Total portfolio loans	646,917	655,039	-1%	678,709	-5%
Real estate loans for sale	-	-	NA	4,160	-100%
Total loans	646,917	655,039	-1%	682,869	-5%
Allowance for loan losses	(14,046)	(13,108)	7%	(13,364)	5%
Net loans	632,871	641,931	-1%	669,505	-5%
Purchased receivables, net	6,962	7,261	-4%	10,789	-35%
Premises and equipment, net	28,140	28,523	-1%	29,551	-5%
Goodwill and intangible assets	8,920	8,996	-1%	9,238	-3%
Other real estate owned	16,065	17,355	-7%	13,737	17%
Other assets	43,733	44,795	-2%	37,034	18%
Total assets	$988,556	$1,003,029	-1%	$992,583	0%
	(Unaudited)			*(Unaudited)*	
Liabilities:					
Demand deposits	$260,817	$276,532	-6%	$241,039	8%
Interest-bearing demand	120,373	134,899	-11%	108,048	11%
Savings deposits	70,033	66,647	5%	60,259	16%
Alaska CDs	111,019	104,840	6%	108,373	2%
Money market deposits	126,156	125,339	1%	125,973	0%
Time deposits	146,657	144,851	1%	197,913	-26%
Total deposits	835,055	853,108	-2%	841,605	-1%
Securities sold under repurchase agreements	8,997	6,733	34%	-	NA
Other borrowings	5,594	5,587	0%	16,594	-66%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	7,938	8,023	-1%	9,663	-18%
Total liabilities	876,142	892,009	-2%	886,420	-1%
Shareholders' Equity:					
Northrim BanCorp shareholders' equity	112,411	110,972	1%	106,133	6%
Noncontrolling interest	3	48	-94%	30	-90%
Total shareholders' equity	112,414	111,020	1%	106,163	6%
Total liabilities and shareholders' equity	$988,556	$1,003,029	-1%	$992,583	0%

Financial Ratios and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	March 31, 2010	December 31, 2009	March 31, 2009
Asset Quality:			
Nonaccrual loans	$13,950	$12,738	$20,210
Loans 90 days past due	1,614	1,000	210
Restructured loans	-	3,754	1,186
Total nonperforming loans	15,564	17,492	21,606
Other real estate owned	16,065	17,355	13,737
Total nonperforming assets	$31,629	$34,847	$35,343
Nonperforming loans / portfolio loans	2.41%	2.67%	3.18%
Nonperforming assets / assets	3.20%	3.47%	3.56%
Allowance for loan losses / portfolio loans	2.17%	2.00%	1.97%
Allowance / nonperforming loans	90.25%	74.94%	61.85%
Gross loan charge-offs for the quarter	$950	$2,728	$1,018
Gross loan recoveries for the quarter	$513	$184	$108
Net loan charge-offs for the quarter	$437	$2,544	$910
Net loan charge-offs for the quarter / average loans, quarter	0.07%	0.38%	0.13%
Net loan charge-offs year-to-date / average loans, annualized	0.27%	1.00%	0.52%
Capital Data (At quarter end):			
Book value per share	$17.60	$17.42	$16.76
Tangible book value per share	$16.20	$16.01	$15.30
Tangible Common Equity/Tangible Assets [1]	10.56%	10.26%	9.85%
Tier 1 / Risk Adjusted Assets	14.31%	13.98%	13.60%
Total Capital / Risk Adjusted Assets	15.57%	15.24%	14.85%
Tier 1 /Average Assets	12.61%	12.13%	11.77%
Shares outstanding	6,386,925	6,371,455	6,332,236
Unrealized gain (loss) on AFS securities, net of income taxes	$1,295	$1,341	$919
Profitability Ratios (For the quarter):			
Net interest margin (tax equivalent)	5.34%	5.26%	5.20%
Efficiency ratio [2]	71.21%	66.40%	70.74%
Return on average assets	0.79%	0.77%	0.80%
Return on average equity	6.84%	6.90%	7.45%

[1] Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of assets to equity would be total assets to total equity.

[2] The effiiciency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.